Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

CRUDE OIL SUPPLY AGREEMENT FOR COKER PROJECT

Warren, PA. May 18, 2005/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products and Nexen Marketing, headquartered in Calgary Alberta, Canada, are pleased to announce that they have agreed to a ten-year heavy crude oil supply agreement. The agreement would be effective upon completion of United’s coker project, which is expected to be January 2008 and is subject to final contract documentation.

United operates a 65,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 373 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward-looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 726-4674